EXHIBIT 10.38

FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION:
February 27, 1997                         Kevin Doyle
                                                BellSouth Corporation
                                                404-249-2793
                                                Carl Nicola
                                                National Wireless Holdings Inc.
                                                212-582-1212

                  BELLSOUTH TO BUY MIAMI WIRELESS CABLE RIGHTS
                         FROM NATIONAL WIRELESS HOLDINGS
            BellSouth gets rights to serve 1.2 million households for
                           $48 million in stock, cash

ATLANTA -- Taking a major step toward providing cable service to customers in South Florida, BellSouth Corporation (NYSE: BLS) has signed a definitive agreement to buy South Florida Television Inc., which holds the rights to provide wireless cable TV service in Miami, from National Wireless Holdings Inc. (NASDAQ: NWIR) for $48 million in BellSouth common stock and cash.

BellSouth, the premier communications company in the South, will use the rights to broadcast a 100-plus channel digital wireless cable TV service to an estimated 1.2 million potential customers in Miami. Pending regulatory approval and other conditions to closing, the two companies expect to close by midsummer.

After New Orleans and Atlanta, Miami becomes the third major market in which BellSouth has announced plans to offer digital wireless cable.

"BellSouth is eager to introduce customers in Miami to an alternative home entertainment service that will provide the superior value and service they expect from BellSouth. BellSouth wants all of its customers to think of BellSouth first for their communications needs. With steps like the one we are taking today, BellSouth is moving to make sure customers can call on BellSouth for all their communications needs," said William F. Reddersen, group president of long distance and video services for BellSouth.

BellSouth's digital wireless cable service would generally be available to customers living within 35 miles of downtown Miami. Subscribers would receive the broadcast service via antennas about the size of a laptop personal computer. Digital wireless cable combines the digital satellite programming available from direct broadcast satellite companies with the local programming not typically available from those services.

The transaction will give BellSouth access to the Miami wireless cable TV market for roughly $40 per lineof-sight household. BellSouth will continue with plans to provide wired cable service in those portions of the Miami area where market conditions support such offerings.


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National Wireless Holdings is a holding and strategic resources company for wireless cable systems and other businesses. If the transaction is completed as proposed, NWIR will have in excess of $60 million in cash and BellSouth securities; a full-service teleport and satellite uplink facility in Miami; a 50 percent interest in EDSS, a provider of software which enables physicians to electronically transmit health care claims to over 350 insurance companies; and a strategic alliance with Spike Technologies, which has developed bidirectional point-to-multipoint microwave antenna technology.

BellSouth is a $19 billion communications services company. It provides telecommunications, wireless communications, directory advertising and publishing, video, Internet and information services to more than 27 million customers in 18 countries worldwide.

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